Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statements (Form F-3 Nos. 333-275305, 333-266047, 333-255408, 333-293167, and 333-293533) of SciSparc Ltd., and

(2)	Registration Statements (Form S-8 Nos. 333-225773, 333-278437, 333-286791, and 333-292952) pertaining to the Therapix Biosciences Ltd. Israeli Share Option Plan (2015) and SciSparc Ltd. 2023 Share Incentive Plan;

of our report dated April 24, 2025 (except for Note 1(d), as to which the date is July 8, 2025), with respect to the consolidated financial statements of SciSparc Ltd. included in this Annual Report (Form 20-F/A) of SciSparc Ltd. for the year ended December 31, 2024.

/s/ Kost Forer Gabbay & Kasierer
Tel Aviv, Israel	Kost Forer Gabbay & Kasierer
August 19, 2026	A member firm of EY Global